Exhibit (a)(15)

November 7, 2006

Dear Fellow Gold Kist Employees:

In my effort to keep you informed, I want to give you an update on recent events related to Pilgrim’s Pride Corporation’s unsolicited tender offer to purchase Gold Kist common stock. As has been stated previously in public statements, the Gold Kist Board of Directors has determined that Pilgrim’s offer is inadequate and that Gold Kist is committed to maximizing shareholder value by executing its strategic business plan while continuing to explore strategic alternatives.

On October 30, Pilgrim’s Pride announced that it extended its tender offer until November 29. Since Pilgrim extended its tender offer, we have received a few questions regarding whether any shares were actually purchased by Pilgrim in its offer, so let me briefly explain. Pilgrim has not purchased any of our shares pursuant to its offer. Prior to the initial tender offer deadline, some of our stockholders had indicated a willingness to sell their shares at the price offered. However, the shares could not have been purchased by Pilgrim unless and until all the conditions of the offer were met, which has not occurred. Pilgrim’s offer is subject to numerous conditions that result in significant uncertainty that the transaction will be consummated. For a detailed description of Pilgrim’s offer, we refer you to our Schedule 14D-9, which we previously filed with the U.S. Securities and Exchange Commission.

We firmly believe that Gold Kist has a bright future as a stand-alone company with a great long-term strategy. We believe that our stockholders have confidence in our long-term strategy — and justifiably so.

The most important commitment that we have in executing our strategic plan is to continue to exceed the expectations of our customers and to remain focused on being the Go-To Chicken Company. We must not be distracted and must continue to provide the high level of quality, service and responsiveness that our customers have come to expect from us.

If you have any questions, please call Wayne Lord, vice president corporate relations, at (770) 393-5312. We will continue to keep you informed as the situation progresses.

Sincerely,

John Bekkers

We will file a proxy statement in connection with our 2007 annual meeting of stockholders. Our stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s Internet website at www.goldkist.com or by writing to Gold Kist Inc., Attn: Investor Relations, 244 Perimeter Center Parkway, N.E., Atlanta,

Georgia 30346. In addition, copies of Gold Kist’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322 2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Gold Kist Inc. stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on August 21, 2006.

Forward Looking Statements

This statement contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to the Company’s ability to successfully execute on its long-term strategic plan. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for finished and value-added products including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of the Company’s sales and marketing programs; disease outbreaks affecting chicken production, demand and/or marketability of its products; uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; effectiveness of the Company’s capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on the Company’s debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, and subsequently filed Quarterly Reports on Form 10-Q. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.